PROSPECTUS SUPPLEMENT                         FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED MAY 22, 2000                    REGISTRATION NO. 333-36112

                                $345,000,000

                        TRIQUINT SEMICONDUCTOR, INC.
                 4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                         AND SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of 4% convertible subordinated notes due 2007 of TriQuint Semiconductor, Inc. and the shares of common stock, par value of $0.001 per share, of TriQuint Semiconductor, Inc. issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                        PRINCIPAL AMOUNT
                                                            OF NOTES                           NUMBER OF SHARES
                                                          BENEFICIALLY        PERCENTAGE OF    OF COMMON STOCK     PERCENTAGE OF
                                                         OWNED THAT MAY           NOTES          THAT MAY BE       COMMON STOCK
NAME                                                        BE SOLD            OUTSTANDING         SOLD(1)         OUTSTANDING(2)
---------------------------------------------------      -------------        -------------     -------------      -------------
Onxy Fund Holdings, LDC............................      $ 10,000,000               2.9%            73,746               *
   c/o Onxy Capital Management, LLC
   50 Broadway, Suite 702
   New York, NY 10004

Merrill Lynch, Pierce, Fenner and Smith Inc.(3)....         6,206,000               1.8             45,767               *
   101 Hudson Street
   Jersey City, NJ  07320

Pell Rudman Trust Company..........................         2,925,000                *              21,571               *
   100 Federal Street, 37th Floor
   Boston, MA 02110

Palladin Securities................................         1,350,000                *               9,956               *
   195 Maplewood Avenue
   Maplewood, NJ  07040

PGEP III LLC.......................................           990,000                *               7,301               *
   195 Maplewood Avenue
   Maplewood, NJ  07040

AIG Soundshore Opportunity Holding Fund Ltd........           500,000                *               3,687               *
   c/o AIG International Management Company, Inc.
   1281 East Main Street, 3rd Floor
   Stamford, CT 06902

Convexity Partners L.P.............................           250,000                *               1,844               *
   411 W. Putnam Avenue, Suite 420
   Greenwich, CT 06830

-------------------------
*   Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $135.60 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 38,387,139 shares of common stock outstanding as of April 3, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

(3) Merrill Lynch, Pierce, Fenner and Smith, Inc. has acted as a underwriter for an issuance of our securities within the past three years.

                             -------------------

     INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
            REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL
                  OR COMPLETE.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                             -------------------

The date of this Prospectus Supplement is June 1, 2000.







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